Exhibit 3.10

AGREEMENT OF LIMITED PARTNERSHIP

OF

GMAC INSTITUTIONAL ADVISORS LP

By and Among

GMACCM IA HOLDING LLC

as General Partner

and

GMAC COMMERCIAL MORTGAGE CORPORATION

as Limited Partner

Dated as of December 31, 2005

AGREEMENT OF LIMITED PARTNERSHIP
OF
GMAC INSTITUTIONAL ADVISORS LP
a Delaware limited partnership

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of GMAC Institutional Advisors LP (the “Partnership”) is entered into by and among GMACCM IA Holding LLC, a Delaware limited liability company (“GP”), as the General Partner, and GMAC Commercial Mortgage Corporation, a California corporation (“LP”), as the Limited Partner.

WHEREAS, GMAC Institutional Advisors LLC (the “Company”) was formed on October 2, 2000 as a Delaware limited liability company and currently exists under that certain Limited Liability Company Agreement dated as of November 1, 2000, as amended by that certain Assignment of Limited Liability Company Interest in the Company dated as of December 31, 2005 (the “Operating Agreement”), which Assignment transferred 1% of the membership interests in the Company to GMACCM IA Holding LLC, leaving GMAC Commercial Mortgage Corporation as the holder of 99% of the membership interests in the Company and GMAC Institutional Advisors Holding LP (collectively the “Existing Members”);

WHEREAS, on the date hereof, by unanimous written consent, the Existing Members approved the conversion of the Company to a Delaware limited partnership and approved this Agreement;

WHEREAS, on the date hereof, the Company was converted to a Delaware limited partnership pursuant to Section 18-216 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time, and Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time (the “Act”), by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Partnership and a Certificate of Limited Partnership (the “Conversion”); and

WHEREAS, pursuant to this Agreement and the Conversion, upon the effectiveness of the Conversion, the Existing Members shall become the partners of the limited partnership resulting from the Conversion of the Company.

NOW, THEREFORE, the Partners hereby enter into this Agreement in order to set forth the rights and obligations of the Partners and certain matters relating thereto.

ARTICLE I
Organizational Matters

1.1      Formation  The Partnership is formed as a result of the conversion of GMAC Institutional Advisors LLC, a Delaware limited liability company, pursuant to Section 18-216 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., and Section 17-217 of the

Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. as from time to time amended and any successor statute (the “Act”), and pursuant to the filing of the Certificate of Limited Partnership and Certificate of Conversion effective as of December 31, 2005. Effective as of the time of the Conversion, (i) the Operating Agreement is replaced and superseded in its entirety by this Agreement in respect of all periods beginning on or after the Conversion, (ii) the membership interest of GMACCM IA Holding LLC in the Company is converted to a general partnership interest in the Partnership and the membership interest of GMAC Commercial Mortgage Corporation in the Company is converted into a limited partnership interest in the Partnership and the Existing Members are automatically admitted to the resulting Partnership as General Partner and Limited Partner of the Partnership, respectively, all in accordance with Section 4.1 hereof and the terms of this Agreement, and (iii) the Partners are continuing the business of the Company without dissolution in the form of a Delaware limited partnership governed by this Agreement. In accordance with Section 17-217 of the Act, the Partnership shall constitute a continuation of the existence of the Company in the form of a Delaware limited partnership and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Company. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

1.2      Name. The name of the Partnership is to be GMAC Institutional Advisors LP, and the business of the Partnership is to be conducted under such name. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner. The General Partner may change the name of the Partnership at any time and from time to time.

1.3      Registered Office; Principal Place of Business. The registered and principal office of the Partnership in the State of Delaware is to be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware and The Corporation Trust Company is to be the registered agent for service of process on the Partnership at such office. The Partnership may maintain offices at such other place or places as the General Partner deems advisable or necessary to efficiently conduct the Partnership’s business.

1.4      Term. The Partnership’s existence shall be deemed to have commenced on October 2, 2000, which is the date GMAC Institutional Advisors LLC commenced its existence pursuant to the filing of its Certificate of Formation with the Secretary of State of the State of Delaware, and the Partnership’s existence shall continue until terminated in accordance with the terms of this Agreement.

ARTICLE II
Definitions

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Act” shall have the meaning assigned to such term in Section 1.1.

“Adjusted Capital Account” shall mean, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(a)       credit to such Capital Account the maximum amount which such Partner could then be obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the Allocation Regulations.

(b)       debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Allocation Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Limited Partnership of GMAC Institutional Advisors LP, as it may be amended or restated from time to time.

“Allocation Regulations” shall mean Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.

“Assignee” means any transferee meeting the requirements of Article X.

“Capital Account” shall mean the capital account maintained for a Partner pursuant to Section 4.3.

“Capital Contributions” shall mean any cash or property contributed to the Partnership by a Partner.

“Carrying Value” means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ Capital Accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partner’s Capital Accounts and (c) with respect to any other Partnership Property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

“Certificate of Conversion” means the Certificate of Conversion described in Section 1.1.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 17-201 of the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor statute.

“Conversion” means the Conversion under Section 18-216 of the Delaware Limited Liability Company Act and Section 17-217 of the Act described in the Whereas clauses and Section 1.1.

“General Partner” shall mean GP.

“Limited Partner” shall mean LP.

“Notice” shall have the meaning assigned to such term in Section 16.1.

“Partner” shall mean the General Partner or the Limited Partner.

“Partnership” shall mean the limited partnership created pursuant to this Agreement.

“Partnership Interest” shall mean the interest of a Partner in the Partnership.

“Partnership Property” shall mean any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Partnership.

“Percentage Interest” shall mean those percentages set forth opposite the Partners’ names on Exhibit A.

“Person” shall mean an individual, estate, corporation, limited liability company, partnership, limited liability partnership, trust, unincorporated organization, association, enterprise or other entity.

ARTICLE III
Purpose

The purpose and nature of the business to be conducted by the Partnership shall be (i) continue the business of the Company in raising, investing, and managing for a fee institutional capital used for real estate debt and equity investment alternatives; (ii) to own and operate all Partnership Property; and (iii) as permitted by the Act, to engage in any other activities as determined by the General Partner. The General Partner shall execute, deliver and file any other certificates, affidavits and other documentation (and any amendments and/or restatements thereof)

necessary to qualify the Partnership as a foreign limited partnership in any state or other jurisdiction in which such qualification is required by law.

ARTICLE IV
Capital Contributions and Capital Accounts

4.1      Capital Contributions.

(a) On the date of the conversion, GP’s 1% interest in GMAC Institutional Advisors LLC, a Delaware limited liability company immediately prior to conversion shall be converted to a 1% General Partner Partnership Interest, and simultaneously therewith GP shall be admitted as a General Partner in respect of such Partnership Interest.

(b) On the date of the conversion, LP’s 99% interest in GMAC Institutional Advisors LLC immediately prior to conversion shall be converted to a 99% Limited Partner Partnership Interest, and simultaneously therewith LP shall be admitted as a Limited Partner in respect of such Partnership Interest.

4.2      Additional Capital Contributions of the Partners. The Partners shall not be required to make additional Capital Contributions to the Partnership unless they otherwise agree.

4.3      Capital Accounts. The Partnership will maintain and shall continue to maintain for each Partner a separate Capital Account in accordance with Treasury Regulation Section 1.704-1(b) et seq., as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

4.4      Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in the Partners’ Capital Accounts.

4.5      Loans from the Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions.

ARTICLE V
Allocations and Distributions

5.1      Allocations For Capital Account Purposes.

(a)       General. Except as otherwise set forth in Section 5.1(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction shall be allocated and charged to the Partners in accordance with their respective Percentage Interests.

(b)       Special Allocations. The following special allocations shall be made prior to making any allocations provided for in 5.1(a) above:

(i)        Qualified Income Offset. Except as provided in Section 5.1(b)(ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.

(ii)       Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 5.1, each Partner shall be allocated items of Partnership income and gain in each fiscal year as necessary, in the General Partner’s discretion, to comply with the Allocation Regulations relating to nonrecourse debt.

(iii)      Gross Income Allocations. In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.1 have been tentatively made as if Section 5.1(b)(iii) were not in the Agreement.

(iv)      Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.

(v)       Curative Allocation. The special allocations set forth in Section 5.1(b)(i), (ii) and (iii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.1, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

5.2      Tax Allocations.  For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as corresponding items are allocated in Section 5.1. Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership’s tax basis in such contributed property and its Carrying Value.

5.3      Distributions.

(a)       Except as otherwise provided in Section 13.3, cash may be distributed at such time and in such amounts as the General Partner shall determine to the Partners in accordance with their respective Percentage Interests.

(b)       Such distributions shall be made concurrently to the Partners (or their Assignees) as reflected on the books of the Partnership on the date set for purposes of such distribution.

ARTICLE VI
Rights, Powers and Duties of the Board of Directors;
Outside Activities of Partners

6.1      Management and Control of the Partnership. The management of the Partnership shall be vested in a Board of Directors appointed by the General Partner. The Board of Directors shall have full power and authority on behalf of the Partnership to manage, control, administer, operate and conduct the Partnership business. The total number of members on the Board of Directors shall be no less than three (3) and no more than fifteen (15) (each a “Director” and collectively, the “Directors”), unless otherwise fixed at a different number by an amendment hereto or a resolution adopted by the General Partner. The initial Board of Directors shall consist of 7 members. The General Partner hereby appoints the persons identified on Exhibit B as the initial Directors of the Partnership, each to serve until his successor is appointed and qualified. A Director shall remain in office until removed by a written instrument signed by the General Partner or until such Director resigns in a written instrument delivered to the General Partner, or such Director dies or is unable to serve. In the event of any such vacancy, the General Partner may identify another individual to fill the vacancy. Each Director shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Directors shall act by the affirmative vote of a majority of the total number of Directors. Each Director shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Partnership, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his or her duties shall not have any liability by reason of serving or having served as a Director. A Director shall not be liable under a judgment, decree, or order of court, or in any other manner, for a debt, obligation, or liability of the Partnership.

6.2      Powers of the Board of Directors. Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be exclusively vested in the Board of Directors and the Board of Directors may exercise all powers of the Partnership and do all such lawful acts as are not by statute, the Certificate of Limited Partnership, or this Agreement directed or required to be exercised or done by the General Partner and in so doing shall have the right and authority to take all actions that the Board of Directors deems necessary, useful, or appropriate for the management and conduct of the business of the Partnership; provided, however, that the General Partner may amend this Agreement at any time and thereby broaden or limit the Board of Directors’ power and authority.

6.3      Meetings of Board of Directors.

(a)       Regular and Annual Meetings; Notice. Regular meetings of the Board of Directors shall be held at such time and at such place as the Board of Directors may from time to time prescribe. No notice need be given of any regular meeting and a notice, if given, need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after an annual meeting of the General Partner at the same place as that at which such meeting was held.

(b)       Special Meetings; Notice. A special meeting of the Board of Directors may be called at any time by the President or any person acting in the place of the President and shall be called by the President or by the Secretary upon receipt of a written request of a majority of the Directors then in office to do so, specifying the matter or matters appropriate for action at such a meeting that are proposed to be presented at the meeting. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting. Notice of such meeting stating the date, time, and place thereof shall be given by mail, telephone, or personally.

(c)       Quorum. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, but in the absence of a quorum, a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present. Except as otherwise required by this Agreement, the vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

(d)       Informal Action by Directors. Any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the members of the Board of Directors or of such committee, as the case may be, entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a unanimous vote.

6.4      Officers.

(a)       The Board of Directors may, at any time and from time to time, in its discretion, delegate management and other responsibilities to the officers of the Partnership appointed pursuant to Section 6.4(b). It is the intent of the Partners that the day-to-day operations of the Partnership shall be managed by or under the direction of the President of the Partnership (the “President”) and the other officers of the Partnership (and persons to whom the President and such other officers have the power to delegate, and so delegate, responsibilities) in accordance with delegations of authority approved by the Board of Directors or, in the case of the President, as otherwise set forth in Section 6.4(b).

(b)       The Board of Directors shall, from time to time as appropriate, elect an individual to serve as the President and shall, from time to time as appropriate, elect other officers of the Partnership (the President and such other officers are referred to herein collectively as the “Officers”) having such titles, duties and authority as shall be determined by the Board of Directors. The President shall have full power and discretion to manage the day-to-day operations of the Partnership and, without limiting the generality of the foregoing, the President (i) may, and may authorize any of the other Officers to, execute on behalf of the Partnership contracts, documents and other instruments (it being agreed that the Board of Directors may also delegate such authority to any of the foregoing Persons) and (ii) may in his discretion appoint and remove other Officers having such titles, duties and authority as shall be determined by the President.

6.5      Outside Activities of Partners. The Board of Directors, the Limited Partner and any shareholder, director, officer or employee of the General Partner, the Limited Partner or any of their respective Affiliates may have business interests and engage in business activities, some or all of which may conflict with the business activities of the Partnership, in addition to those relating to the Partnership for their own account and for the account of others without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership or any Partner. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any such Person.

ARTICLE VII
Rights and Obligations of the Limited Partner

7.1      Limitations on the Limited Partner. Except as otherwise specifically provided herein, the Limited Partner shall not (a) be permitted to take part in the management or control of the Partnership business or the affairs of the Partnership, (b) have the authority or power in its capacity as Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, (c) do any act which would be binding on the Partnership or any other Partner, or (d) incur any expenditures on behalf of or with respect to the Partnership.

7.2      Liability of the Limited Partner. The Limited Partner shall not be directly liable to any third party for the debts, liabilities, contracts or other obligations of the Partnership except to the extent of (a) any unpaid Capital Contributions agreed to be made by it as set forth in Sections 4.1 and 4.2, and (b) the Limited Partner’s share of the assets (including undistributed revenues) of the Partnership.

7.3      Return of Capital. Except as otherwise provided in Article XIII, no Partner shall be entitled to the withdrawal or return of its Capital Contribution.

ARTICLE VIII
Books, Records, Accounting and Reports

8.1      Records and Accounting. The General Partner shall keep or cause to be kept appropriate books with respect to the Partnership’s business, which books shall at all times be kept at the principal office of the Partnership. Any records maintained by the Partnership in the regular course of its business, including the record of the holders of Partnership Interests, books on account, and records of Partnership proceedings may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographic or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained on a consistent basis determined by the General Partner.

8.2      Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

ARTICLE IX
Tax Matters

The General Partner shall arrange for the preparation (at the Partnership’s expense) and timely filing of all returns of Partnership income, gains, deductions and losses necessary for state income tax purposes and shall use reasonable efforts to cause copies of such returns or all pertinent information contained therein to be furnished to the Partners within ninety (90) days of the close of the taxable year. The General Partner shall be the “tax matters partner” (as defined in Section 6231 of the Code) and shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by tax authorities and to expend Partnership funds for professional services and costs associated therewith.

ARTICLE X
Transfer of Interests

10.1    Transfer. No Partner may transfer a Partnership Interest (or any rights therein) in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article X shall be null and void ab initio and of no force and effect.

10.2    Transfer of Interest of General Partner. The General Partner may not transfer all or any portion of its Partnership Interest as a General Partner (or any rights therein) without the consent of the Limited Partner.

10.3    Transfer of Interest of the Limited Partner. The Limited Partner may not transfer all or any part of its Partnership Interest as a Limited Partner (or any rights therein) without the prior written consent of the General Partner.

10.4    Effective Date of Transfer. Any permitted assignment shall become effective as of the first day of the calendar month during which the General Partner receives a copy of the instrument of assignment and such other documents which the General Partner may request. The Partnership shall thereafter pay all further distributions or profits or other compensation by way of income, or return of capital, on account of the Partnership Interest so transferred, to the transferee from such effective date.

ARTICLE XI
Admission of Partners

11.1    Admission of Partners. The General Partner shall reflect on the books of the Partnership that the General Partner and the Limited Partner are being admitted to the Partnership simultaneously with the execution of this Agreement.

11.2    Admission of Successor Partners. The transferee of the entire Partnership Interest of the General Partner pursuant to Section 10.2 shall be admitted to the Partnership as a General Partner, effective as of the date an amendment to the Certificate of Limited Partnership is filed with the Secretary of State of the State of Delaware effecting such substitution. The transferee of the entire Partnership Interest of the Limited Partner pursuant to Section 10.3 shall be admitted to the Partnership as a Limited Partner, effective in accordance with Section 10.4.

11.3    Amendment of Agreement. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate to prepare and record, as necessary, an amendment of this Agreement and the Certificate of Limited Partnership.

ARTICLE XII
Withdrawal of the General Partner

The General Partner may not withdraw from the Partnership without the written consent of the Limited Partner. The interest of the withdrawing General Partner may, at the option of the Limited Partner, be converted into a limited partner interest without any reduction in such interest (subject to proportionate dilution by reason of admission of its successor).

ARTICLE XIII
Dissolution and Liquidation

13.1    Dissolution. The Partnership shall be dissolved upon:

(a)       the disposition of all or substantially all of the assets owned by the Partnership; or

(b)       an election to dissolve the Partnership which is approved by the Partners.

13.2    Liquidation. Upon dissolution of the Partnership, the General Partner, or in the event the General Partner has been dissolved or removed or withdrawn, a liquidator or liquidating committee selected by the Limited Partner shall be the “Liquidator.” The Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)       First, to the payment of creditors of the Partnership, other than Partners, in order of priority provided by law;

(b)       Second, to the payment of Partners pro rata for loans made by them to the Partnership;

(c)       Third, to the Partners in proportion to and to the extent of the positive balances in their respective Capital Accounts after taking into account all adjustments to the Capital Account balances pursuant to Section 5.1.

13.3    Distribution in Kind. Notwithstanding the provisions of Section 13.2, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and may distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(c), undivided interests in such Partnership Property as the Liquidator deems not suitable for liquidation.

13.4    Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Partners or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

13.5    Waiver of Partition. Each Partner hereby waives any rights to partition of the Partnership Property.

13.6    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership Property as provided in Sections 13.2 and 13.3, the Partnership shall be terminated, and the Liquidator (or the General Partner or the Limited Partner, as the case may be in accordance with the Act) shall cause the Certificate of Limited Partnership to be canceled and shall take such other actions as may be necessary to terminate the Partnership.

13.7    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 13.2 and 13.3 in order to minimize any losses otherwise attendant upon such winding up.

13.8    Capital Account Restoration. The Limited Partner shall not be obligated to restore any negative balance in its Capital Account or have any obligation to make additional contributions of capital upon liquidation.

ARTICLE XIV
Amendment of Partnership Agreement

Any amendment to this Agreement may only be adopted by the agreement in writing of all of the Partners. The Limited Partner agrees promptly to execute or cause to be executed such amendments to this Agreement and the Certificate of Limited Partnership as the General Partner may deem appropriate to reflect amendments adopted in accordance with this paragraph.

ARTICLE XV
DIRECTORS AND OFFICERS: INDEMNIFICATION,
LIMITATION OF LIABILITY, DUTIES

15.1    Indemnification of the Directors and Officers. Unless otherwise provided in this ARTICLE XV, the General Partner shall indemnify, save harmless, and pay all judgments and claims against any Director or officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Director or officer in connection with the business of the Partnership, including reasonable attorneys’ fees incurred by the Director or officer in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred. Unless otherwise provided in this ARTICLE XV, in the event of any action against any Director or officer, including a derivative suit, the General Partner shall indemnify, save harmless, and pay all expenses of such Director or officer, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the provisions of this Section 15.1, this Section 15.1 shall be enforced only to the maximum extent permitted by law and no Director or officer shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence, or a knowing violation of the law which was material to the cause of action.

15.2.   Limitation of Liability. The debts, obligations, and liabilities of the Partnership, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Partnership, and no officer or Director shall be obligated personally for any such debt, obligation or, liability of the Partnership solely by reason of being an officer or Director of the Partnership.

ARTICLE XVI
General Provisions

16.1    Addresses and Notices. The address of each Partner for all purposes shall be the address set forth on Exhibit A attached hereto or such other address of which the General Partner has received written notice. Subject to the following sentence, any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement (“Notice”) shall be in writing and shall be deemed given or made when delivered in person or when sent to the Partner at such address by first class mail or by other means of written communication, including telecopy, telex, or cable, if the address of such Partner furnished hereunder contains sufficient information to transmit notice by such means.

16.2    Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

16.3    Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

16.4    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement.

16.5    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, legal representatives and permitted assigns.

16.6    Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

16.7    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

16.8    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

16.9    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

16.10 Consent to Jurisdiction. Each Partner hereby (i) irrevocably submits to the nonexclusive jurisdiction of any Delaware State court or Federal court sitting in Wilmington, Delaware in any action arising out of this Agreement, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court

16.11 Exhibits. Any and all Exhibits referred to in this Agreement are by such reference incorporated herein and made a part hereof for all purposes.

16.12 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

16.13 Counterparts and Signatures. This Agreement may be executed in any number of counterparts, with each such counterpart being deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Signatures received by telecopy or  facsimile shall be treated as original signatures for purposes of execution of this Agreement.

IN WITNESS WHEREOF, the undersigned, being the General Partner and Limited Partner of GMAC Institutional Advisors LP, have set their hands as of the date first above mentioned.

GENERAL PARTNER:

GMACCM IA Holding LLC

By:	/s/ Brian DiDonato
Name:	Brian DiDonato
Title:	President

LIMITED PARTNER:

GMAC Commercial Mortgage Corporation

By:	/s/ Wayne D. Hoch
Name:	Wayne D. Hoch
Title:	Executive Vice President

Exhibit A
Percentage Interests

Percentage Interest

General Partner: GMACCM IA Holding LLC 200 Witmer Road Horsham, PA 19044	1.00%

Limited Partner: GMAC Institutional Advisors Holding LP 200 Witmer Road Horsham, PA 19044	99.00%

Total	100.00%

Exhibit B
Initial Directors

Brian R. DiDonato
Paul Dolinoy
Robert A. Fabiszewski
Robert D. Feller
D. Steven Lin
Eric R. Lindner
James F. Titus, Jr.